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                            U.S. LEGAL SUPPORT, INC.

           EXHIBIT 11.2--COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                 (IN THOUSANDS)

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                                                     SIX MONTHS    SIX MONTHS
                                     YEAR ENDED         ENDED         ENDED
                                  DECEMBER 31, 1996 JUNE 30, 1996 JUNE 30, 1997
                                  ----------------- ------------- -------------
PRIMARY:
  Weighted average common shares
   outstanding...................        2,344          2,344         2,344
  Assumed conversion of preferred
   stock issued within one year
   of initial public offering....        1,743          1,743         1,743
  Net effect of dilutive stock
   options, convertible debt, and
   warrants--based on the
   treasury stock method using
   average market price..........          415            415           415
  Shares issued in initial public
   offering......................        3,500          3,500         3,500
  Less excess shares issued in
   initial public offering.......           --             --            --
                                       -------         ------        ------
    Total primary shares.........        8,002          8,002         8,002
                                       =======         ======        ======
  Pro forma net income...........      $ 2,574         $1,007        $1,594
                                       =======         ======        ======
  Pro forma net income per
   share.........................      $  0.33         $ 0.13        $ 0.20
                                       =======         ======        ======
FULLY DILUTED:
  Weighted average common shares
   outstanding...................        2,344          2,344         2,344
  Assumed conversion of preferred
   stock issued within one year
   of initial public offering....        1,743          1,743         1,743
  Net effect of dilutive stock
   options and warrants--based on
   the treasury stock method
   using the year-end market
   price, if higher than average
   market price..................          415            415           415
  Shares issued in initial public
   offering......................        3,500          3,500         3,500
  Less excess shares issued in
   initial public offering.......           --             --            --
                                       -------         ------        ------
    Total fully diluted shares...        8,002          8,002         8,002
                                       =======         ======        ======
  Pro forma net income...........      $ 2,574         $1,007        $1,594
                                       =======         ======        ======
  Pro forma net income per
   share.........................      $  0.33         $ 0.13        $ 0.20
                                       =======         ======        ======
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